Exhibit  10.3

PARSLEY ENERGY OPERATIONS, LLC
FIRST AMENDMENT TO EMPLOYMENT, CONFIDENTIALITY, AND
NON-COMPETITION AGREEMENT
WHEREAS, Parsley Energy Operations, LLC (“Parsley”) and Bryan Sheffield, a natural person (“Employee”) (Employee and Parsley each referred to as a “Party” and, collectively, as the “Parties” herein) entered into an Employment, Confidentiality, and Non-Competition Agreement, effective as of May 29, 2014 (the “Agreement”); and
WHEREAS, the Parties desire to amend the Agreement as described below, effective as of the date set forth below.
NOW, THEREFORE, the Agreement shall be amended as follows:

1.	The phrases “(including equity compensation)” and “, except as otherwise provided in the award agreement under which the award was granted,” shall be deleted from Section 1.14.

2.	The final sentence of the first paragraph of Section 1.15 of the Agreement shall be deleted and the following shall be substituted therefor:
Further, if Employee is terminated pursuant to this Section 1.15 prior to the date on which all unvested outstanding equity awards held by Employee vest and Employee has fulfilled the Severance Conditions, then (i) at the end of the applicable performance period, a portion of each unvested grant of performance-based equity awards shall vest, such portion to be equal to the product of (A) the total number of such awards that would have vested based on the actual levels of performance over the applicable performance period had Employee continued to provide services to the Parsley Group through the end of such performance period and (B) a fraction, the numerator of which is equal to the number of days in the applicable performance period for such award that elapsed prior to Employee’s termination of employment and the denominator of which is equal to the total number of days in the applicable performance period (the “Performance-Based Pro-Rata Awards”), and (ii) a portion of each unvested grant of time-based equity awards shall immediately vest as of the date of Employee’s termination of employment, such portion to be equal to the product of (A) the total number of awards included in such grant to Employee and (B) a fraction, the numerator of which is equal to the number of days that elapsed from the date of grant of such award through the date of Employee’s termination of employment and the denominator of which is equal to the total number of days from the date of grant through the last vesting date applicable to such grant (the “Time-Based Pro-Rata Awards”); provided, however, that the Time-Based Pro-Rata Awards shall be reduced by the number of awards from the same grant that vested prior to Employee’s termination of employment, if any. The Performance-Based Pro-Rata Awards will be settled at the time they would have been settled if Employee had continued to provide services to the Parsley Group through the end of the applicable performance period; provided, however, that such settlement date shall not be earlier than the first business day following the Release Consideration Period (the “Initial Payment Date”) and shall not be later than sixty-five (65) days following the end of the applicable performance period. The Time-Based Pro-Rata Awards shall be settled on or following the Initial Payment Date but no later than sixty-five (65) days following Employee’s termination of employment. Notwithstanding the foregoing, awards of restricted stock granted to Employee on May 29, 2014, if any, shall vest according to the terms of the applicable award agreement, and this Section 1.15 shall have no bearing on the vesting of such awards.

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3.	Section 1.16 of the Agreement shall be deleted and the following shall be substituted therefor:
1.16    Death or Disability. Employee’s employment shall terminate automatically on the date of Employee’s death or immediately upon Parsley’s sending Employee a notice of termination of employment for “Disability,” which shall mean Employee’s inability to perform the essential functions of Employee’s position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. Upon termination of Employee’s employment by reason of death or Disability pursuant to this Section 1.16, Employee shall be entitled to receive (i) the Accrued Obligations and (ii) provided that Employee or Employee’s estate, as applicable, has fulfilled the Severance Conditions, (A) beginning on the Initial Payment Date, Employee’s Base Salary for the remainder of the calendar year in which death or Disability occurred, which, following the Initial Payment Date, shall be paid as and when such amounts would have been due had Employee’s employment continued (the “Death or Disability Payment”) and (B) following the applicable performance period, if any, a portion of Employee’s Annual Bonus for the calendar year in which death or Disability occurred, such portion equal to the product of (1) the Annual Bonus Employee would have been eligible to receive pursuant to Section 1.03 had Employee continued to provide services to the Parsley Group through the payment date of such Annual Bonus based on the actual achievement of the applicable performance conditions, if any, as determined by the Compensation Committee in its sole discretion and (2) a fraction, the numerator of which is equal to the number of days in the calendar year that elapsed prior to Employee’s termination of employment by reason of death or Disability and the denominator of which is three hundred sixty-five (365) (the “Death or Disability Bonus”). Any installments of the Death or Disability Payment that, in accordance with customary payroll practices, would have typically been made during the Release Consideration Period shall accumulate and shall then be paid on the Initial Payment Date. The Death or Disability Bonus shall be paid in a lump-sum on or before the date annual bonuses for the calendar year in which death or Disability occurred are paid to employees of the same level and responsibility who have continued employment with the Parsley Group; provided, however, in no event shall the Death or Disability Bonus be paid prior to the Initial Payment Date or later than March 15 of the calendar year following the calendar year in which death or Disability occurred. Further, if Employee is terminated pursuant to this Section 1.16 prior to the date on which all unvested outstanding equity awards held by Employee vest and Employee or Employee’s estate, as applicable, has fulfilled the Severance Conditions, then (A)(i) the target number of each grant of performance-based equity awards outstanding shall immediately vest as of the date of Employee’s termination of employment, and (ii) all unvested outstanding time-based equity awards held by Employee shall immediately vest as of the date of Employee’s termination of employment and (B) such awards shall be settled on or following the Initial Payment Date but no later than sixty-five (65) days following Employee’s termination of employment.

4.	The final sentence of the first paragraph of Section 1.17 of the Agreement shall be deleted and the following shall be substituted therefor:
Further, if Employee is terminated pursuant to this Section 1.17 prior to the date on which all unvested outstanding time-based equity awards held by Employee vest and Employee has fulfilled the Severance Conditions, then all unvested outstanding time-based equity awards held by Employee shall immediately vest as of the date of Employee’s termination of employment, and such time-based equity awards shall be settled on or following the Initial Payment Date but no later than sixty-five (65) days following Employee’s termination of employment. For the avoidance of doubt and

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notwithstanding anything to the contrary in this Agreement, if Employee is terminated pursuant to this Section 1.17, then the treatment of each unvested grant of performance-based equity awards granted following a Change of Control shall be determined in accordance with the terms of the award agreement applicable to each such grant.

5.	The following shall be added as a new Section 1.21:
1.21     Vesting of Performance-Based Equity Awards Based on Actual Performance upon Change of Control. Provided that Employee remains continuously employed by Parsley from the date of grant of the award through the date that is immediately prior to the occurrence of a Change of Control, then upon the occurrence of a Change of Control, each grant of performance-based equity awards outstanding shall immediately vest based on the actual achievement of the applicable performance conditions, as determined by the Compensation Committee in its sole discretion, measured from the first day of the applicable performance period through the date immediately prior to the Change of Control. Such awards shall be settled no later than thirty (30) days following the Change of Control. For the avoidance of doubt, no time-based equity awards shall vest as a result of this Section 1.21.

6.	The following shall be added as a new Section 1.22:
1.22    COBRA Expense Reimbursement Obligation Canceled if Sanctions or Taxes Imposed. Notwithstanding anything in Section 1.14 and Section 1.16 of this Agreement to the contrary, neither Parsley nor any member of the Parsley Group shall have any obligation to reimburse Employee for any portion of the cost incurred by Employee to obtain continuation of coverage under the Parsley Group’s health plans following termination of employment if such reimbursement would subject any member of the Parsley Group to sanctions imposed pursuant to Section 2716 of the Public Health Service Act.

7.	Section 2.02 of the Agreement shall be deleted and the following shall be substituted therefor:
2.02    Developed Intellectual Property. Employee also acknowledges and agrees that in connection with the performance of Employee’s duties, Employee may author, create, conceive, develop or reduce to practice Confidential Information, trade secrets, and other Intellectual Property (as defined below) in whole or in part, either alone or jointly with others. With respect to any and all such Intellectual Property and/or improvements to any of the same authored, created, conceived, developed, or reduced to practice by Employee or Parsley (whether alone or in combination with others) (a) during Employee’s working hours, or (b) at Parsley’s expense, or (c) using any of Parsley’s materials or facilities, or (d) that relates to the business of Parsley or to the research or development of Parsley (collectively, “Developed Intellectual Property”), Employee agrees that the same are, and shall be, the exclusive property of the Parsley Group. Employee further acknowledges that all original works of authorship made by Employee (alone or jointly with others) that constitute Developed Intellectual Property are “works made for hire,” as that term is defined in the United States Copyright Act and to the extent allowed by law. Without limiting the immediately preceding sentence, to the extent Employee develops any interest in the Developed Intellectual Property, Employee agrees to and does hereby assign to Parsley, or its nominee, Employee’s entire right, title, and interest in and to all Developed Intellectual Property. For clarity, such assignment includes all registrations or applications for registration of such Developed Intellectual Property, including any U.S. or international applications for patents or copyright registrations filed during or after the Term of this Agreement. Employee shall promptly disclose all such works made for hire and other

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Developed Intellectual Property to Parsley and, both during and after the Term of this Agreement, agrees to execute, at Parsley’s expense, any and all documents that Parsley reasonably deems necessary to assign, obtain, maintain, protect and/or enforce its worldwide right to, title interest in, and ownership of such works made for hire and Developed Intellectual Property. Employee agrees to perform, during and after the Term of this Agreement, all acts deemed necessary or desirable by Parsley to permit and assist Parsley in evidencing, perfecting, obtaining, maintaining, defending, and enforcing rights and/or Employee’s assignment of such works made for hire and Developed Intellectual Property in any and all countries, at Parsley’s expense. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints Parsley and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effects as if executed by Employee.
“Intellectual Property” means software, technical data, know-how, discoveries, conceptions, ideas, research, reports, patents, inventions (whether or not patentable), copyrights (including copyrights in software), trademarks, and trade secrets, including all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing.

8.	The phrase “Notwithstanding the foregoing,” shall be deleted from Section 2.04 and replaced with the phrase “Notwithstanding the foregoing and subject to Section 2.07,”.

9.	The following shall be added as a new Section 2.07:
2.07    Whistleblowing. Nothing in this Agreement will prevent Employee from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission (“SEC”) or any other governmental agency or entity or (ii) making disclosures to the SEC or any other governmental agency or entity that are protected under the whistleblower provisions of applicable law, in each case, without notice to Parsley. Nothing in this Agreement limits Employee’s right, if any, to receive an award for information provided to the SEC. For the avoidance of doubt, nothing herein shall prevent Employee from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

10.	The following shall be added as a new Section 2.08:
2.08    Legally Protected Activities. Nothing in this Agreement precludes Employee from engaging in legally protected activities, including those protected by the National Labor Relations Act.

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11.	The following shall be added as a new Section 2.09.
2.09    Exclusive Knowledge. Employee acknowledges and agrees that Employee will obtain knowledge and skill relevant to the Parsley Group’s industry, methods of doing business and marketing strategies by virtue of Employee’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. Employee further acknowledges that Confidential Information has been and will be developed or acquired by the Parsley Group through the expenditure of substantial time, effort and money. Employee understands and acknowledges that this Confidential Information and the Parsley Group’s ability to reserve it for the exclusive knowledge and use of the Parsley Group is of great competitive importance and commercial value to the Parsley Group, and that improper use or disclosure of the Confidential Information by Employee might cause the Parsley Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Employee agrees that the Parsley Group’s substantial investments in its business interests, goodwill, and Confidential Information are worthy of protection, and that the Parsley Group’s need for the protection afforded by this Section 2.09 and Section III is greater than any hardship Employee might experience by complying with its terms.

12.	The definition of “Restricted Period” in Section 3.02 shall be deleted and the following shall be substituted therefor:
“Restricted Period” means during such time as Employee is employed with Parsley and the one-year period commencing on the date Employee ceases employment with Parsley for any reason and ending on the first anniversary thereof; provided, however, that if Employee’s employment is terminated by Employee for Good Reason or by Parsley other than for Cause, the Restricted Period shall end six months after the date of termination of Employee’s employment with Parsley.

13.	As amended hereby, the Parties ratify and reaffirm the Agreement.
[Signatures Follow]

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Executed as of this 30th day of September 2016.

EMPLOYEE:

/s/ Bryan Sheffield
Bryan Sheffield, an individual

PARSLEY ENERGY OPERATIONS, LLC

By: /s/ Colin Roberts
Colin Roberts, General Counsel

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